EXHIBIT 99.2

May 5th, 2022
GoPro, Inc. (NASDAQ: GPRO)
Management Commentary
Q1 2022 Earnings Call

Jalene Hoover
Vice President, Investor Relations, GoPro, Inc.

Enclosed is GoPro’s first quarter 2022 earnings report. Following this brief introduction is management commentary from GoPro’s CEO, Nicholas Woodman, and CFO and COO, Brian McGee. This commentary may include forward-looking statements. Forward-looking statements and all other statements that are not historical facts are not guarantees of future performance and are subject to a number of risks and uncertainties which may cause actual results to differ materially. Additionally, any forward-looking statements made today are based on assumptions as of today, including but not limited to uncertainty related to the duration and impact of the COVID-19 pandemic. This means that results could change at any time. Our commentary about our business results and outlook is based on the information available as of today’s date, and we do not undertake any obligation to update these statements as a result of new information or future events. Information concerning our risk factors is available in our most recent annual report on Form 10-K for the year ended December 31, 2021, which is on file with the Securities and Exchange Commission (“SEC”) and in other reports that we may file from time to time with the SEC.

In the management commentary, we may discuss gross margin, operating expense, net profit and loss, EBITDA as well as basic and diluted net profit and loss per share in accordance with GAAP and, additionally, on a non-GAAP basis. We believe that non-GAAP information is useful because it can enhance the understanding of our ongoing economic performance. We use non-GAAP reporting internally to evaluate and manage our operations, and we choose to provide this information to enable investors to perform comparisons of operating results in a manner similar to how we analyze our own operating results. A reconciliation of GAAP to non-GAAP operating expenses can be found in the press release that was issued this afternoon, which is posted on the investor relations section of our website.

In addition to the earnings press release, we have posted slides containing detailed financial data and metrics for the first quarter, 2022. These slides, as well as a link to today’s live webcast and a replay of this conference call are posted on the investor relations section of GoPro’s website for your reference. Unless otherwise noted, all income statement-related numbers that are discussed in the management commentary, other than revenue, are non-GAAP.

Nicholas Woodman
Founder, Chief Executive Officer and Chairman, GoPro, Inc.

We hit the ground running in 2022, launching new camera SKUs derived from our industry-leading HERO10 Black camera, a premium high-margin, high-ASP accessory, and new desktop software that furthers our position as the world leader in software-based video stabilization. It’s exciting to be making significant progress on our strategy to further diversify our portfolio to address specific use cases and expand our TAM. We also delivered solid first quarter performance that reflected growth across key financial metrics, including revenue, gross margin operating profit and net income.

In late March, we introduced HERO10 Black Creator Edition, a new camera SKU aimed at vloggers, travelers and professional content creators. HERO10 Black Creator Edition is bundled with our high-end Media Mod and Light Mod accessories, providing advanced audio and lighting performance, and Volta, our new powered control grip. Volta provides more than four hours of additional battery life, on-grip controls and also functions as a tripod – providing content creators with enormous versatility and value. Combined with the included Mods and HERO10 Black’s Emmy® award winning capabilities, HERO10 Black Creator Edition is a “Hollywood in Your Hand” solution for anyone looking for a compact, pro-level vlogging, filmmaking or livestreaming solution.

And in early April, we launched the first of two new derivative cameras planned for 2022, HERO10 Black Bones – the ultimate FPV (first person view) camera for drone-based cinematography. The FPV community is demanding in its pursuit of innovative perspectives, and we believe we’re ideally positioned to serve their needs with HERO10 Black Bones, a stripped-down, lightweight variant of HERO10 Black that is designed specifically for mounting on small, agile drones. Bones ships with an updated version of our award-winning ReelSteady desktop stabilization software, super-serving this important core GoPro customer group in a way no other company can.

Expect to see more from our derivative and diversification strategy in both hardware and software later this year and expanding further in 2023. We’re confident we can grow our TAM by serving differentiated, often very specific needs of our consumer and professional customers.

We’re also creating significant value for our customers through our GoPro Subscription offering. GoPro Subscription continues to grow at an impressive rate, ending Q1 with 1.74 million subscribers, up 85% year-over-year. GoPro Subscription also plays a key role in driving direct-to-consumer (DTC) revenue, which increased 8% year-over-year to $89 million during the quarter, or 41% of revenue.

And we continue to improve our conversion of retail customers into GoPro subscribers via the GoPro app, more than doubling our retail-to-subscriber attach rate to 39% in Q1'22 from 18% in Q1'21.

As a sign of GoPro subscribers taking advantage of their subscription benefits, at the end of Q1, 72% of subscribers were storing content in their cloud accounts with average storage per user increasing nearly 40% year-over-year. While encouraging on its own, we believe this represents a significant opportunity to drive further engagement as we make our expanding suite of editing tools a more convenient, cloud-based experience. We see a long-term opportunity to establish GoPro as a powerful, subscription-based content management and editing experience for GoPro-owners and non-owners alike and this recent data supports that thesis.

As a part of this effort, we recently launched our new GoPro Player + ReelSteady desktop app. A powerful, yet easy-to-use app with industry-leading video stabilization and 360-reframing tools, GoPro Player + ReelSteady serves as a technical foundation for an exciting next-generation desktop editing app we plan to launch in 2023.

We’re also pleased to report that in the U.S., based on NPD’s Retail Tracking Service data, GoPro is the No. 1-selling brand in the camcorder battery and other imaging accessories categories for the 12 months ending March 2022. The breadth and depth of our accessory catalog, which includes the recent launches of Volta and our high-performance upgrade battery, Enduro, is integral to GoPro’s versatility and will continue to play a key role as we look for ways to add more value for our customers, increase total order value, ASP and ultimately our TAM.

We are excited about how 2022 is taking shape. I am personally grateful for our passionate global team and their world class experience, commitment and focus. Thanks to their execution and the pace of our business, we’ve much to be thankful for today as we look ahead to the rest of the year.

Brian McGee
Executive Vice President, Chief Financial Officer and Chief Operating Officer, GoPro, Inc.

In Q1’22, we delivered revenue of $217 million, gross margins of 42.0% and GAAP and non-GAAP EPS of $0.04 and $0.09, respectively. The first quarter of 2022 represents GoPro's seventh consecutive quarter of profitability on a non-GAAP basis, a trend we expect to continue throughout 2022. We have generated $253 million of non-GAAP net income over the last seven quarters on revenue of $2.0 billion, or 13% of revenue.

First quarter 2022 performance was solid and reflected growth across key financial metrics on a year-over-year basis, including revenue, which increased by 6%, operating profit by 162%, and net income by 214%. We also bolstered our cash balance, ending the quarter with $450 million. In addition to this strong financial performance, we are also executing on our hardware and software portfolio expansion, with several launches announced in 2022 to-date.

Notable Q1'22 year-over-year highlights:
•Revenue grew 6% to $217 million
•Direct-to-consumer (DTC) revenue grew 8% to $89 million, or 41% of revenue
•Subscribers grew 85% to 1.74 million
•Subscription and service revenue grew 73% to $19 million
•Gross margin increased 280 basis points to 42.0%

•Operating profit increased 500 basis points to 8.4% of revenue
•Net income grew 214% to $15 million
•GAAP EPS was $0.04, up from a prior year loss per share of $0.07
•Non-GAAP EPS grew 200% to $0.09
•Cash grew $153 million, ending at $450 million

The following table details actual Q1'22 results compared to guidance for the same period.
First Quarter 2022 Results and Prior Guidance

	Q1 2022 Results		Q1 2022 Guidance
Revenue	$217	M	$215M +/- $5M
Street ASP	$414		~$400
Gross margin	42.0%		41.5% +/- 50bps
Non-GAAP net income	$15.2M		$11M - $12M

In Q1'22, both retail and DTC channels delivered year-over-year revenue growth. Having dual sales channels is a key component of our go-to-market strategy and is working well for us. First quarter revenue from retail and DTC was $128 million and $89 million respectively, representing growth of 5% and 8% respectively, year-over-year. Sell-through was approximately 600,000 camera units in the first quarter, in-line with expectations.

On a percentage basis, first quarter 2022 DTC revenue was 41% of revenue up from 33% in Q4’21 and up slightly from 40% in Q1’21. As a reminder, direct-to-consumer revenue includes all revenue generated from GoPro.com including camera, accessories, subscription and service revenue.

Subscription and services are integral to our strategy and represent our most profitable revenue stream, generating 70-80% gross margin. First quarter 2022 subscriptions and service revenue was $19 million, or 9% of revenue, up 73% year-over-year, driving growth in Q1'22 DTC revenue. GoPro subscriber count increased 85% year-over-year to 1.74 million with web attach rates holding in the mid-90’s. Retail attach increased to 39%, up from 25% in Q4’21, and more than doubling from 18% in the year ago quarter, benefitting from seasonally strong fourth quarter retail sales combined with efforts to improve conversion. Looking into Q2, we expect to see the retail attach rate reduce seasonally to the low to mid 30% range.

The power of our subscription model is reflected in gross margin improvements to 42.0% in Q1’22, at the high-end of expectations, and up 280 bps year-over-year. Growth in subscription accounted for the majority of the margin improvement along with the continued shift in camera mix to the high-end.

Improving our value proposition to consumers and driving ease of use and engagement, while also increasing the stickiness of our subscriptions, is a strategic priority. Enhancements to our subscription offering, including updates to editing tools, filters, music and themes combined with improvements to auto upload and camera connect, are driving positive results.

As we’ve mentioned previously, each year approximately 85% of our camera sales are to customers who are new to GoPro. This presents us with a large and ongoing opportunity to attract new subscribers. And we estimate that nearly 60% of our 1.74 million subscribers own either HERO10, HERO9 or Max cameras, with the balance owning HERO8 and older. The breadth of the offering is supporting the appeal of these enhancements to customers, leading them to subscribe or resubscribe. A few examples of year-over-year stats indicative of increasing subscription stickiness in our ecosystem include:

•Subscribers with content in the cloud continued to increase, with 72% of subscribers using their subscription to store content in our cloud
•Average amount of cloud storage per user has increased nearly 40%

Additionally, we remain pleased with the continued migration of GoPro subscription plans from monthly to annual, which improves our retention rates.

Looking at revenue by geography, first quarter revenue increased year-over-year with growth in Europe and Asia Pacific, while down slightly in the Americas. Europe and Asia Pacific grew 24% and 11% respectively, while the Americas declined 4%.

First quarter Street ASP was $414, representing a 13% increase year-over-year. Street ASP is defined as total reported revenue divided by camera units shipped. The growth in Street ASPs is attributable to growth in subscription revenue and the continued shift in demand to our higher-end cameras. The compound annual growth rate in Street ASP is 12% since 2018. In Q1’22, cameras with suggested retail prices of $400 and above made up 92% of our camera revenue, up from 79% in Q1’21.

First quarter operating expenses were flat year-over-year at $73 million. The launch of derivative cameras, bundles, accessories and software earlier this year, including HERO10 Black Bones, the Creator Edition, Volta and GoPro Player + ReelSteady, is a testament to our ability to expand our portfolio with modest investment.

Our strategy shift is generating positive earnings power. Combined with a continued focus on expense management, Q1'22 non-GAAP EPS increased 3x year-over-year to $0.09, with top line revenue growth and margin improvement flowing to the bottom line. GAAP EPS also improved, from a $0.07 loss in Q1’21 to $0.04 earnings per share in Q1’22.

Turning to the balance sheet, we ended the quarter with $450 million in cash, up 52% year-over-year. Cash decreased $89 million sequentially, primarily from reductions in net working capital of $95 million, and $10 million in GoPro share repurchases, partially offset by positive EBITDA of $21 million. The $153 million in cash we generated over the last twelve months was used to pay back the $125 million in convertible notes in April 2022, deleveraging our balance sheet.

Days sales outstanding was 29, down slightly from 30 days in Q1'21.

Looking ahead to the second quarter and full year 2022, our expectations are for greater revenue growth in the second half due to the timing of product launches, with additional commentary below.

The following table shows our guidance for the second quarter of 2022.
Second Quarter 2022 Guidance

Q2 2022 Guidance
Revenue	$240M +/- $5M
Unit sell-through	675k +/- 25k
Street ASP	~$400
Gross margin	40.5% +/- 50bps
Non-GAAP net income per share	$0.06 +/- $0.02

Looking at the second quarter of 2022, we expect to deliver revenue of approximately $240 million, down 4% year-over-year based on the midpoint of guidance. We expect an approximate 16% year-over-year reduction in unit sales, which will be largely offset by 14% year-over-year ASP increases. Historically, we have experienced sequential unit volume lifts in the second quarter between 10% to 20%. Our second quarter outlook assumes a 17% sequential lift in unit sales from Q1’22. In addition, we expect DTC to be in the upper 30’s as a percentage of second quarter revenue. And we expect second quarter Street ASP to be approximately $400 as we continue to shift camera mix to the high-end and grow subscription revenue.

We expect gross margin to be between 40.0% and 41.0%, in-line with the prior year quarter, but down sequentially. The sequential decline in gross margin percentage is primarily related to a strengthening U.S. dollar along with component price increases.

On April 15, 2022, we cash-settled the remaining $125 million of our 3.5% convertible notes. Combined with anticipated share repurchases, we expect to end the second quarter with approximately $330 million in cash.

Moving on to full year 2022, we continue to expect to drive revenue growth through modest increases in unit sales as well as growth in ASPs. As a reminder, our business is seasonal with the lowest revenue occurring in the first quarter and the highest revenue in the fourth quarter.

The fourth quarter in particular, has experienced historical sequential sell-through growth in a range of 30% to over 50%. We expect our derivative and flagship product launches in the second half to result in 4Q’22 sell-through lifts towards the higher-end of our typical sell-through range as we have more new products available for sale. We anticipate the 2022 retail and DTC revenue mix to hold relatively consistent with 2021, at 65% and 35%, respectively.

We expect sell-in and sell-through will be up in 2022 on a year-over-year basis, with channel inventory largely balanced at around 650,000 units, which we believe is in the right range. Channel inventory reduced in Q1’22 and we expect a slight reduction in Q2’22 before increasing to the 650,000 range in the second half of the year to support new product launches. We continue to effectively manage the supply chain, with second quarter inventory secured and the second half of the 2022 pipeline well-developed.

We are seeing positive impacts from our recent product launches on customer engagement as well as our subscription, and believe we remain on-track to achieve annual growth of GoPro subscribers of 40%, to 2.2 million, which translates into more than $80 million in subscription and service revenue in 2022. As a reminder, an exit rate of 2.2 million subscribers translates into annual recurring revenue of more than $100 million at gross margin of 70-80%.

We expect target gross margin to be in a range of 40.0% to 43.0% for full year 2022, reflecting continued camera mix to the high-end, and growth in direct-to-consumer led by higher margin subscription revenue. In addition, as we expand our TAM and grow units along with subscription and service revenue, we believe we have the opportunity to further expand gross margin into the mid 40%’s as we look out over the next couple of years.

We expect to narrow our 2022 operating expense range to between $340 million and $345 million. We will continue to invest in product innovation in hardware, software and the cloud experience, as well as in targeted marketing, while continuing to drive efficiencies in all areas of our business. We anticipate modest headcount growth for the year.

We expect 2022 and 2023 non-GAAP tax expense to remain low at approximately $1.9 million and $3.6 million, respectively. Non-GAAP tax expense is primarily related to actual cash tax paid as we utilize our U.S. net operating losses and other tax attributes to offset tax expenses. We expect our GAAP effective tax rate in 2022 and 2023 to be approximately 24%.

We have established a track record of delivering higher second half cash flows for the past three years and anticipate this trend to continue in 2022. We expect to exit 2022 with cash between $450 million and $480 million, which contemplates additional share repurchases. We have $90 million remaining in our Board approved share repurchase plan.

GoPro is the leading provider of solutions for people wanting to capture and share their life experiences in immersive and exciting ways — and we continue to meaningfully enhance the experience and value proposition for our customers. Our shift to a more direct-to-consumer, subscription-centric model has had a powerful impact on our business, our financials and our company as a whole. We are excited by our multi-year roadmap that leverages our award-winning technology to expand our hardware, software, and subscription service offerings which we expect will yield positive financial results, top line growth, increased profitability and cash generation.

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